Media Contact:	Investor Relations contact:
Media Department	Nathan Annis
507-434-6352	507-437-5248
media@hormel.com	ir@hormel.com

Hormel Foods Finalizes the Sale of CytoSport to PepsiCo

AUSTIN, Minn., (April 15, 2019) – Hormel Foods Corporation (NYSE:HRL) today announced it has completed the sale of its CytoSport business to PepsiCo, Inc. (NASDAQ: PEP).

The transaction purchase price was $465 million, subject to working capital adjustments, and includes the Muscle Milk® and Evolve® brands.

ABOUT HORMEL FOODS — Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the 10th year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future — Inspired People. Inspired Food.™ — focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.

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